Exhibit 8.1

Baker&Hostetler llp

Washington Square, Suite 1100
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5304

November 11, 2009	T 202.861.1500
F 202.861.1783
www.bakerlaw.com
Swift Energy Company
16825 Northchase Drive
Suite 400
Houston, Texas 77060
Ladies and Gentlemen:
          We have acted as tax counsel to Swift Energy Company, a Texas corporation (the “Company”) in connection with its preparation of a prospectus supplement (the “Prospectus Supplement”) to be filed as part of Registration Statement No. 333-159341 on Form S-3 (the “Registration Statement”) as of June 26, 2009, with respect to the Company’s issuance of its 8 7/8% Senior Notes due 2020 (the “Notes”) in the principal amount of $225,000,000. Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Prospectus Supplement.
          Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion and any limitations on our opinion.
A. Documents Reviewed
          In connection with the opinion rendered below, we have reviewed and relied upon the following documents:
     1. the Prospectus Supplement;
     2. the Registration Statement;
     3. the form of Indenture to be entered into between the Company and Wells Fargo Bank, National Association, as Trustee, pertaining to the Notes;
     4. the Officer’s Certificate, dated November 10, 2009, containing representations to this firm as to certain factual matters and executed by a senior officer of the Company (the “Officer’s Certificate”); and
     5. such other documents as we deemed necessary for purposes of rendering the opinion.
Chicago  Cincinnati  Cleveland  Columbus  Costa Mesa  Denver  Houston  Los Angeles  New York  Orlando  Washington, DC

November 11, 2009

          We have not independently verified the accuracy of such representations or the matters set forth in such documents.
B. Assumptions
          In connection with the opinion rendered below, we have assumed:
     1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;
     2. that the issuance, description of and transactions regarding the Notes described in the Prospectus Supplement have been timely consummated as contemplated in the Prospectus Supplement and without waiver of any material provision thereof; and
     3. that the terms of the Notes were established in conformity with the Indenture and do not violate any applicable law.
C. Opinion
          Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Officer’s Certificate as of the date hereof, it is our opinion that the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption “Certain U.S. federal income and estate tax considerations” are correct in all material respects and that the discussion thereunder represents an accurate summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by an investor who is a U.S. Holder or Non-U.S. Holder and who purchases the Notes pursuant to the offering at the public offering price to investors as set forth on the cover page of the Prospectus Supplement and who holds the Notes as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
D. Limitations
     1. Except as otherwise indicated, the opinion contained in this letter is based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.
     2. The opinion expressed herein represents our best legal judgment and is not binding upon the Internal Revenue Service or the courts and is dependent upon the

November 11, 2009

accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations provided to us in the Officer’s Certificate. To the extent that any of the factual representations provided to us in the Officer’s Certificate are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have not made an independent investigation of the assumptions set forth above, the facts contained in the documents or the facts set forth Prospectus Supplement, Registration Statement or Officer’s Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations could adversely affect the opinion stated herein.
     3. We are expressing an opinion only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters and this opinion may not be relied upon except with respect to the considerations specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences related to the purchase, ownership and disposition of the Notes by any person. In addition, no opinion is expressed as to any U.S. federal income tax consequences of any other transactions related to the Notes except as specifically set forth herein, and this opinion may not be relied upon except with respect to the considerations specifically discussed herein.
     4. The opinion expressed herein is issued solely for the benefit of the Company in connection with the Prospectus Supplement and no other person or entity may rely hereon without our express written consent. We are furnishing this opinion solely in our capacity as tax counsel to the Company. This opinion letter may be filed with the Securities and Exchange Commission by virtue of the filing of a Form 8-K by the Company. Furthermore, we consent to the reference to Baker & Hostetler LLP in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Baker & Hostetler LLP

Baker & Hostetler LLP